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         EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
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                                                YEAR ENDED DECEMBER 31,
                                                 1996     1995    1994
                                               --------------------------
                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)


Primary
     Average share outstanding                  16,907    16,906    16,906
     Net effect of dilutive stock options -
       based on the treasury stock method
       using average market price                  102        --        --
                                                ------    ------    ------

     Total                                     $17,009   $16,906   $16,906
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     Net income                                $ 8,181   $ 7,618   $   965
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     Per share amount                          $ 0.48    $  0.45   $  0.06
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